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                                                                    Exhibit 99.1


Purina Mills, Inc.
P.O. Box 66812
St. Louis, MO 63166-6812

[PURINA MILLS LOGO]         NEWS


For more information contact:
Max Fisher
314/768-4405


FOR IMMEDIATE RELEASE:
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   PURINA MILLS ANNOUNCES FINANCIAL REORGANIZATION UNDER CHAPTER 11 TO REDUCE
  DEBT; FILING OF REORGANIZATION PLAN PUT ON FAST TRACK; PURINA FOCUSES ON NEW
    BUSINESS MODELS TO SERVE FUTURE MARKETS, AS IT PREPARES FOR INDEPENDENCE
                              FROM KOCH INDUSTRIES

         ST. LOUIS, OCTOBER 28, 1999-- Purina Mills, Inc. announced today that, as part of an overall financial restructuring, the Company and 10 of its affiliates commenced reorganization cases under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Company said it will promptly file a proposed plan of reorganization, underscoring its goal of completing its reorganization and emerging from Chapter 11 as quickly as possible. During the restructuring, the Company's operations and ingredient supply will not be affected.

         According to the Company, the business will continue to supply and service its customer base without interruption. The financial restructuring is necessary due to the current downturn in commodity prices and depressed agricultural markets, particularly in the swine sector, that have restricted the Company's ability to service debt associated with the purchase of Purina Mills by Koch Industries, Inc. in 1998. The Company said all operations otherwise were cash flow positive. In papers filed with the Bankruptcy Court, the Company listed unsecured debt of over $350 million arising largely from the 1998 purchase transaction.

          Purina Mills also announced that it has received a commitment for up to $50 million in Debtor-In-Possession (DIP) financing from a group of lenders led by Chase Bank of Texas, N.A. This new financing will provide the Company with working capital during its

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reorganization. According to the Company, Chase Bank of Texas, N.A. agreed to provide the DIP financing after a review of the Company's business plan.

          Purina Mills said it anticipates focusing on its core businesses, implementing its strategic business plan and taking the steps necessary to become a strong, stand-alone enterprise, independent of Koch Industries. Under the Company's anticipated plan of reorganization, all unsecured debt will be converted to equity in a reorganized Purina Mills. Koch Industries' equity interests in Purina Mills through its parent corporation, PM Holdings, would be canceled.

          The Company said that the original concept of the Koch-Purina relationship was to develop a number of operational synergies and strategic initiatives to create a world-class agriculture business. This included taking advantage of Koch's expertise in commodity trading, risk management and use of alternative ingredients in feed products through a proprietary Koch technology. According to the Company, however, these synergies failed to materialize.

         "Unquestionably, under these circumstances, the current downturn of the agriculture markets, especially swine, had a dramatic impact on our ability to service our acquisition-related debt," said Brad Kerbs, Purina Mills' President and Chief Operating Officer. "But apart from that debt, our financial condition is sound. We anticipate we will operate on a positive cash flow basis going-forward."

         Plans call for Koch to return all operational functions, which had been transferred to Koch's base in Wichita, back to Purina Mills' headquarters in St. Louis.

          According to Mr. Kerbs, the Chapter 11 filing will allow Purina Mills to restructure its debt and emerge from the reorganization as a properly capitalized company. The reorganized Purina Mills, said Mr. Kerbs, will have a clear commitment to customers and employees, control of its own destiny and a financial structure that will give the 105-year-old animal nutrition company a healthy balance sheet as it begins the new millennium.

         In September, Purina Mills announced management and operational changes designed to better serve local markets by segmenting its business into two profit centers, its Dealer and Livestock Production Systems businesses. Both profit centers will take independent actions to evolve to best serve their respective dealers and customers, the Company said.

         Mr. Kerbs emphasized that the decision to engage in a financial restructuring will allow Purina Mills to continue to focus on its long-standing relationships with independent dealers and livestock production systems. "But, given current markets where there is an

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oversupply of both feed and animal products, we have adjusted our business models to better manage our resources," said Mr. Kerbs. "Supporting the substantial acquisition-related debt in this environment was just not possible."

       Darrell Swank, Purina Mills' Chief Financial Officer, said that, without the Company's $350 million subordinated debt and with the financial security of the $50 million in DIP financing, the Company is well positioned to adjust to current market conditions. "We intend to re-capture efficiencies and quickly reintegrate activities such as ingredient procurement, payroll and employee benefits, which had been transferred to Koch Industries," said Mr. Swank. "We also intend to remain on course with plans to better serve and supply our customer base, assist our dealers in expanding their market presence and improve productivity throughout the enterprise. The interim financial structure will allow the Company to effectively manage its businesses without interruption during the reorganization."

         "We have made the difficult financial decisions and have taken the steps necessary to de-leverage the Company," Mr. Kerbs said. "We've refined our business model that pivots on the ability of local management teams to service customers and put in place the management and operational resources to support that model. We're going to the local marketplace with the full force of the Purina brand names and reputation for quality and service to advance our position as America's Leader in Animal Nutrition."

         Purina Mills is America's largest producer and marketer of animal nutrition products. Based in St. Louis, Missouri, the Company has 49 plants and 2500 employees nationwide. Purina Mills is not affiliated with Ralston Purina Company, which is the registered owner of the trademarks "Purina," the checkerboard logo and Purina Dog Chow brand and Purina Cat Chow brand pet foods.


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Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.